UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 17, 2005

WILLIAM LYON HOMES

(Exact name of registrant as specified in charter)

Delaware	001-31625	33-0864902
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4490 Von Karman Avenue, Newport Beach, California	92660
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 833-3600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On October 17, 2005, the Board of Directors (the “Board”) of William Lyon Homes (the “Company”) increased the authorized number of directors of the Company from five to eight and appointed Harold H. Greene, Gary H. Hunt and Arthur B. Laffer to the Board to fill such vacancies. The Board has determined that Messrs. Greene and Hunt and Dr. Laffer satisfy the requirements for independence set forth in Section 303A.02 of the New York Stock Exchange Listed Company Manual. Messrs. Greene, Hunt and Laffer have each been appointed to the Board’s Compensation and Nominating and Corporate Governance Committees and Messrs. Greene and Hunt have also been appointed to the Board’s Audit Committee.

Harold H. Greene, 66, is a 40-year veteran of the commercial and residential real estate lending industry. He most recently served as the Managing Director for Bank of America’s California Commercial Real Estate Division from 1998 to 2001 where he was responsible for lending to commercial real estate developers in California and managed an investment portfolio of approximately $2.6 billion. From 1990 to 1998, Mr. Greene was the Executive Vice President of SeaFirst Bank in Seattle, Washington and prior to that he served as the Vice Chairman of MetroBank from 1989 to 1990 and in various positions, including Senior Vice President in charge of the Asset Based Finance Group, with Union Bank, where he worked for 27 years. Mr. Greene currently serves as a director of Gary’s and Company (men’s clothing retailer) and as a director and member of the audit committee of Paladin Realty Income Properties, Inc. (real estate investments).

Gary H. Hunt, 56, has more than three decades of experience in government, business, major land use planning and development, as well as governmental and political affairs. Since 2001, Mr. Hunt has been Managing Partner of California Strategies, LLC, a strategic consulting firm, in Newport Beach, California with offices in Sacramento and Los Angeles. Formerly Executive Vice President and a member of the Board of Directors and the Executive Committee of The Irvine Company, a real estate developer, for which Mr. Hunt worked for 24 years, Mr. Hunt’s career also includes staff and appointed positions with the California State Legislature, U.S. House of Representatives, California Governor Ronald Reagan, and President George W. Bush. He currently serves as Chairman of the California Bay Delta Authority. He also currently serves as a director of Glenair Inc., a manufacturer of electrical connector accessories, and G-REIT, Inc., a real estate investment trust, and as Chairman of the Board of Advisors of Kennecott Land Company, a real estate land developer in Utah.

Arthur B. Laffer, 65, is the Founder and has been Chairman and Chief Executive Officer of Laffer Associates, an economic research and financial consulting firm, in San Diego, California. Dr. Laffer has also been Chief Executive Officer of Laffer Advisers Inc., a broker-dealer, since 1981, and Chief Executive Officer of Laffer Investments, an investment money management firm, since 1999. Dr. Laffer has been a leader in the nation in providing economic research and global investment-research consulting services to real estate asset managers, pension funds, financial institutions, and top corporations. Commonly known as “The Father of Supply-Side Economics,” Dr. Laffer is a founding member of the U.S. Congressional Policy Advisory Board, served two terms as a member of President Reagan’s Economic Policy Advisory Board, and helped shape public policy with

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his involvement in California’s Proposition 13, the groundbreaking California initiative that drastically cut state property taxes in 1978. Dr. Laffer is a member of the board of directors and chairman of the audit and compensation committees of OXiGENE, Inc. (biopharmaceuticals); a member of the board of directors and a member of the audit committee of PETCO Animal Supplies, Inc.; a member of the board of directors of Veolia Environnement (environmental management); a member of the board of directors and a member of the audit committee of MPS Group, Inc. (business services provider); and a member of the board of directors of Provide Commerce, Inc. (operator of e-commerce websites for perishable commodities).

There are no arrangements or understandings between Mr. Greene, Mr. Hunt or Dr. Laffer and any other person(s) pursuant to which he was selected as a director. In addition, since the beginning of the Company’s last fiscal year, there was no transaction or series of similar transactions, nor is there any currently proposed transaction or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $60,000 and in which Messrs. Greene or Hunt or Dr. Laffer, or members of their respective immediate families, had or will have a direct or indirect material interest.

The Company issued a press release regarding the appointment of Messrs. Greene, Hunt and Laffer on October 17, 2005. A copy of the press release is filed herewith as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits

99.1	Press release issued by the Company on October 17, 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILLIAM LYON HOMES
Dated October 21, 2005

	By:	/s/ Michael D. Grubbs
Michael D. Grubbs Senior Vice President, Chief Financial Officer and Treasurer

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EXHIBIT INDEX

Exhibit	Description

99.1	Press release issued by the Company on October 17, 2005.

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